Exhibit 99.1

Harmonic Appoints Neel Dev to its Board of Directors
SAN JOSE, Calif.— July 23, 2024 — Harmonic (NASDAQ: HLIT) today announced it has expanded the company’s board of directors with the appointment of Neel Dev.
“I’m delighted to welcome Neel to our board,” said Nimrod Ben-Natan, president and CEO of Harmonic. “His extensive finance and operational leadership experience in the telecom and broadband industries make him an excellent addition, as we continue to drive profitable growth in our broadband and video businesses globally.”
Mr. Dev currently serves as the chief financial officer and chief revenue officer of Congruex, a communications network infrastructure design, engineering and construction company. At Congruex, Mr. Dev is responsible for financial planning, accounting, tax, treasury, procurement and supply chain management. He also oversees the sales and commercial services organizations, and processes related to revenue generation activities and go-to-market strategy. Prior to Congruex, Mr. Dev served as executive vice president and chief financial officer of Lumen Technologies, and he previously held various finance leadership roles at Level 3 Communications, MCI (now Verizon Business), and MFS Communications.
“Harmonic’s award-winning virtualized broadband platform and portfolio of innovative network edge devices enable the most flexible and capable DOCSIS and fiber broadband solutions in the industry. I look forward to helping the company with its growth initiatives as it continues to expand its market leadership,” said Mr. Dev.
Mr. Dev. holds a bachelor of arts degree in mathematics from the University of Delhi (India) and an MBA from the University of Arizona, and is a CFA® charter holder.
Further information about Harmonic is available at www.harmonicinc.com.

About Harmonic
Harmonic (NASDAQ: HLIT), the worldwide leader in virtualized broadband and video delivery solutions, enables media companies and service providers to deliver ultra-high-quality video streaming and broadcast services to consumers globally. The company revolutionized broadband networking via the industry's first virtualized broadband solution, enabling operators to more flexibly deploy gigabit internet services to consumers' homes and mobile devices. Whether simplifying OTT video delivery via innovative cloud and software platforms, or powering the delivery of gigabit internet services, Harmonic is changing the way media companies and service providers monetize live and on-demand content on every screen. More information is available at www.harmonicinc.com.
Harmonic, the Harmonic logo and other Harmonic marks are owned by Harmonic Inc. or its affiliates. All other trademarks referenced herein are the property of their respective owners.
CONTACTS:

Sarah Kavanagh	David Hanover,
Director, Public Relations for Harmonic	KCSA Strategic Communications, Investor Relations for Harmonic
+1 408-490-6607	+1 212-896-1220
sarah.kavanagh@harmonicinc.com	investor@harmonicinc.com